Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NATURADE, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF NOVEMBER, A.D. 2007, AT 11 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2083971 8100

071254375

AUTHENTICATION: 6204166

DATE: 12-03-07

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:00 AM 11/26/2007
FILED 11:00 AM 11/26/2007
SRV 071254375 - 2083971 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATER OF INCORPORATION
OF NATURADE, INC.

Naturade, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The amendment to the Certificate of Incorporation set forth below was duly adopted by the Board of Directors on November 7, 2007 in accordance with Section 7.5 of the Corporation's Fifth Amended Chapter 11 Plan of Reorganization (In re Naturade, Inc., a Delaware corporation, dba Ageless, dba Symbotics, dba Re-Vivex, Debtor and Debtor in Possession, Case No. 8:06-11493 RK) approved by the Honorable Robert Kwan of the United States Bankruptcy Court, Central District of California, Santa Ana Division, on February 28, 2007, as modified on November 5, 2007 and which became effective on November 9, 2007. Section 7.5 of the Corporations Fifth Amended Chapter 11 Plan states: "On the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved in all respects, and the officers of the Reorganized Debtor shall be authorized and directed to implement the provisions of this Plan, and any other agreements, documents and instruments contemplated by this Plan (including, without limitation, any appropriate amendments to the Debtor's corporate governance documents), in the name of and on behalf of the Reorganized Debtor." The Plan provides that additional shares of the Corporation's common stock will be issued to Redux Holdings, Inc, so that it holds 95% of the outstanding common stock of the Corporation. The Certificate of Incorporation currently does not provide for enough authorized shares to satisfy this Plan requirement. Accordingly, the Board of Directors adopted the following resolution setting forth the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED that the Certificate of Incorporation of this corporation be amended by changing the Article and Subsection thereof numbered "5, Subsection (a)" so that, as amended, said Article and Subsection shall be and read as follows:

"a. Authorized Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares of stock which the corporation is authorized to issue is 300,117,264 shares, 250,000,000 of which shall be Common Stock with a par value of $.0001 per share, 117,264 of which shall be Non-Voting Common Stock with a par value of $.0001 per share, and 50,000,000 of which shall be Preferred Stock with a par value of $.0001 per share."

SECOND: That said amendment was duly adopted in accordance with Section 7.5 of the Corporation's Fifth Amended Chapter 11 Plan of Reorganization (In re Naturade, Inc., a Delaware corporation, dba Ageless, dba Symbotics, dba Re-Vivex, Debtor and Debtor in Possession, Case No. 8:06-11493 RK), which was approved by the United States Bankruptcy Court, Central District of California, Santa Ana Division and which became effective on November 9, 2007.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 21st day of November, 2007.

By: ______________________

Title: Secretary and General Counsel

Name: Gary Curtis Cannon